Exhibit 10.1
December 1, 2008
VIA HAND DELIVERY
Mr. Henry Fuchs
Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608
Re: Separation Agreement
Dear Hank:
This letter sets forth the terms of the separation agreement (the “Agreement”) that Onyx Pharmaceuticals, Inc. (the “Company”) is offering to you to facilitate your separation from the Company:
     1. Separation Date. Your last day of work with the Company and your employment termination date, will be December 1, 2008 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law. After the Separation Date, you agree to provide reasonable assistance to the Company in transitioning your job duties as part of this Agreement and in partial exchange for the Separation Benefits set forth herein.
     2. Separation Benefits. If you timely sign this Agreement, and allow the releases contained herein to become effective, then the Company will provide you with the following separation benefits (the “Separation Benefits”):
          (a) Separation Payment. The Company will make a single lump-sum payment to you equal to twelve (12) months of your current base salary, less required payroll deductions and withholdings. This payment will be made on the Company’s first ordinary payroll date following the Effective Date of this Agreement (as defined in Section 8 herein).
          (b) Health Insurance. As provided by the federal COBRA law and comparable state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your current group health insurance benefits at your own expense for a period of time following the Separation Date and, later, to convert to an individual policy if you wish. You will be provided with a separate notice of your COBRA rights and obligations on or after the Separation Date. If you timely elect continued coverage under COBRA, as part of this Agreement, the Company will reimburse your COBRA premiums (including the cost of dependent coverage, if applicable) sufficient to continue your current level of health insurance coverage for a period of twelve (12) months from the Separation Date provided that you remain eligible for COBRA coverage.

Mr. Henry Fuchs
December 1, 2008

          (c) Extended Exercisability of Stock Options. You shall have six (6) months following the Separation Date in which to exercise any outstanding stock options, but in no event shall such period exceed the later of: (i) the maximum term of the stock option as set forth in the stock option agreement, or (ii) ten (10) years from the date of grant of the stock option. You understand and agree that this change in exercise period may affect the tax treatment of any such stock options and you should consult with your own tax advisor as to any such change. The Company makes no representations to you regarding the tax consequences of this extended exercise period.
     3. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits during your continued employment or after the Separation Date. You acknowledge and agree that you are not eligible for any bonus compensation for 2008.
     4. Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your Proprietary Information, Inventions and Non-Solicitation Agreement, a copy of which is attached hereto as Exhibit A.
     5. Return of Company Property. You agree to return to the Company, within seven (7) days after the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control. You agree that you will make a diligent and timely search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than seven (7) days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 5 is a precondition to your eligibility for the Separation Benefits.
     6. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.
     7. Release.
          (a) General Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, and

Mr. Henry Fuchs
December 1, 2008

affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).
          (b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended).
          (c) Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
     8. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written

Mr. Henry Fuchs
December 1, 2008

revocation sent to and received by the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you do not revoke it (the “Effective Date”).
     9. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. (California Civil Code section 1542)
You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims in this Agreement, including your release of unknown and unsuspected claims.
     10. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.
     11. Entire Agreement. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all other agreements entered into by and between you and the Company on its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly

Mr. Henry Fuchs
December 1, 2008

contained herein. It may not be modified except in a written agreement signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will. Any ambiguity in this Agreement shall not be construed against either party as the drafter.
     11. Attorneys’ Fees. If either you or the Company brings any action to enforce rights under this Agreement, the party successful in enforcing this Agreement shall be entitled to recover reasonable attorneys’ fees and costs incurred by that party in connection with such action.
     12. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.
     13. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.
     14. Application of Section 409A. The Separation Benefits paid pursuant to Section 2(a) shall be paid no later than March 15th following the date of this Agreement. It is the intention of the preceding sentence to apply the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments. The Separation Benefits paid pursuant to Section 3(b) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B). The Separation Benefits paid pursuant to Section 3(c) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(A).
     15. Severability; Waiver of Breach. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
     16. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.

Mr. Henry Fuchs
December 1, 2008

If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement, and return the fully signed original to me. If you do not sign this Agreement within the aforementioned timeframe and promptly return it to me, then the Company’s offer of Separation Benefits contained herein will expire.
We wish you the best of luck in your future endeavors.
Sincerely,
Onyx Pharmaceuticals, Inc.

By:	/s/ N. Anthony Coles
N. Anthony Coles, MD
President and Chief Executive Officers

Exhibit A — Proprietary Information, Inventions and Non-Solicitation Agreement

Understood and Agreed:
/s/ Henry Fuchs
Henry Fuchs
Date: December 1, 2008

Exhibit A
Proprietary Information, Inventions and Non-Solicitation Agreement
I recognize that ONYX PHARMACEUTICALS INC., a California corporation, together with its subsidiaries and affiliates (collectively, the “Company”), is engaged in a continuous program of research, development and production respecting its business, present and future.
I understand that:
A.	As part of my employment by the Company, I am expected to make new contributions and inventions of value to the Company;
B.	My employment creates a relationship of confidence and trust between me and the Company with respect to any information:
(1)	Applicable to the business of the Company; or

(2)	Applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me in such context during the period of my employment.
C.	The Company possesses and will continue to possess information that has been created, discovered, developed, or otherwise become known to the Company (including, without limitation, information created, discovered, developed, or made known by me during the period of or arising out of my employment by the Company) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is or may become engaged. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, structures, formulas, data and know-how, software (source code and object code), improvements, inventions, product concepts, techniques, marketing plans, strategies, forecast, customer lists, information about the Company’s customers (including without limitation, customer identity, contact persons, fees charged, specific requirements etc.), and information about the Company’s employees and/or consultants (including without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

D.	As used herein, the period of my employment includes any time in which I may be retained by the Company as a director or consultant.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:
1.	Ownership of Proprietary Information. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company and only for the benefit of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use (a) information in the public domain not as a result of a breach of this Agreement, and (b) my own skill, knowledge, know-how and experience to whatever extent and in whatever way I wish, in each case consistent with any obligations as an employee of the company.
2.	Sole Employment. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business other than for the Company. I understand that the Company agrees that during my employment I may serve on the board of directors of two other companies provided that the Company approves the identity of these companies in advance.
3.	Delivery of Documents and Data. In the event of the termination of my employment by me or by the Company for any reason, I will deliver to the Company all documents and data of any nature pertaining to my work with the Company, I will not take with me or deliver to anyone else any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information and I will sign and deliver the “Termination Certification” attached hereto as Exhibit B.
4.	Disclosure of Inventions. I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, designs, ideas, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment (whether or not during normal working hours) which are related to or useful in the actual or anticipated business of the Company, or result from tasks assigned me by the Company or result from use of premises or equipment owned, leased, or contracted for by the Company (all said improvements, inventions, designs, ideas, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, know-how, and data shall be collectively hereinafter called “Inventions”). I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit C hereto) exempts from this provision any invention as to which I can prove the following:
(a)	It was developed entirely on my own time; and

(b)	No equipment, supplies, facility or trade secret of the Company was used in its development; and

(c)	It neither
(i)	relates at the time of its conception or reduction to practice to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, nor

(ii)	results from any work performed by me for the Company.
5.	Assignment of and Assistance on Inventions. I hereby assign to the Company any rights I may have or acquire in all Inventions and agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I further agree to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, copyrights or other rights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents and copyrights for such Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).
6.	Prior Inventions. All improvements, inventions, designs, ideas, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, know-how and data relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company and in which I have any right, title or interest shall be deemed “Inventions” for the purposes of this Agreement except as set forth on Exhibit A hereto.
7.	No Breach of Duty. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not, and to the best of my present knowledge and belief, will not breach any agreement or duty to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. I am not at the present time restricted from being employed by the Company or entering into this Agreement.
8.	No Prior Employer Property. I understand as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued

employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless I or the Company have obtained written authorization from the former employer for their possession and use.

Accordingly, this is to advise the Company that the only materials or documents of a former employer which are not generally available to the public that I will bring to the Company or use in my employment are identified on Exhibit A attached hereto, and as to each such item, I represent that I have obtained prior to the effective date of my employment with the Company written authorization for their possession and use in my employment with the Company.

I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality or duty that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.
9.	Non-Solicitation. During the term of my employment by the Company, and for twelve months thereafter, I shall not, directly or indirectly, without the prior written consent of the Company solicit or induce any employee of the Company, or any former employee who has left the employment of the Company within six months of the date of termination of said employee’s employment with the Company, to leave the employ of the Company.

I recognize, understand, agree and acknowledge that the Company has a legitimate and necessary interest in protecting its goodwill and Proprietary Information and that the identity and particular business needs of clients will be conveyed to me during the term of my employment and such information constitutes Proprietary Information which is not publicly available.
10.	No Employment Agreement. I agree that the Company is not by reason of this Agreement obligated to continue me in its employment.
11.	Remedies for Breach. I agree that any breach of this Agreement by me would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of my obligations hereunder.
12.	Separability. If any provision hereof shall be declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of this Agreement. Further, such provision shall be reformed and thereafter construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.
13.	Effective Date. This Agreement shall be effective as of the first day of my employment by the Company, namely 9-13-08.

14.	Assignability. This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators, shall inure to the benefit of the Company, its successors, and assigns, and shall survive the termination of my employment by the Company, regardless of the manner of such termination.
15.	Applicable Law. This Agreement shall in all respects be governed by, and contained and enforced in accordance with the laws of the State of California, without giving effect to conflicts of law. Any disagreement arising under this agreement shall be heard in a state or federal court in California in the San Francisco Bay Area.
16.	Integration. This agreement is the complete and final agreement between the parties on the subjects covered herein. It supersedes any other agreements or promises, written or oral, on these subjects. This agreement only may be modified in a written document signed by the parties hereto.
IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement, intending to be thereby bound.

AGREED TO:		AGREED TO:

ONYX PHARMACEUTICALS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608		By	/s/ Henry J. Fuchs

By	/s/ Jeannine Niacaris	Henry J. Fuchs

Print or type name

Title	Sr. Director, HR

Date	9-19-05	Date	9-13-05

EXHIBIT A
ONYX PHARMACEUTICALS, INC.
3031 Research Drive
Richmond, CA 94806
Gentlemen:
1.	The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by you (the “Company”) which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which shall not be deemed to be “Inventions” for purposes of the foregoing Proprietary Information, Inventions and Non-Solicitation Agreement:

☐	No inventions or improvements

☑	See below:

As covered under disclosures while an employee at Intra Biotics Pharmaceuticals.

☐	Additional sheet(s) attached
2.	I propose to bring to my employment the following materials and documents of a former employer which are not generally available to the public, which materials and documents may be used in my employment:

☐	No materials
☐	See below:

☐	Additional sheet(s) attached
The signature below confirms that my continued possession and use of these materials is authorized by my former employer.
Very truly yours,

/s/ Henry J. Fuchs
Signature

Henry J. Fuchs
Print or type name

EXHIBIT B
ONYX PHARMACEUTICALS, INC.
Termination Certification
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to ONYX PHARMACEUTICALS, INC., its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the Company’s Proprietary Information, Inventions and Non-Solicitation Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Proprietary Information, Inventions and Non-Solicitation Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

12-1-08	/s/ Henry J. Fuchs

Date	Signature

Henry J. Fuchs

Print or type name

EXHIBIT C
California Labor Code, Section 2870
Employment Agreements; Assignment of Rights
     “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
     (1) Relate to the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
     (2) Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”